PENN VIRGINIA CORPORATION
                         ONE RADNOR CORPORATE CENTER
                                  SUITE 200
                             100 MATSONFORD ROAD
                         RADNOR, PENNSYLVANIA 19087
                       -------------------------------
                NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                       -------------------------------


To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the "Company") to be held at the Radnor Hotel, 591 East Lancaster Avenue, Lincoln Room, St. Davids, Pennsylvania 19087, Tuesday, May 2, 2000, at 10:00 a.m., prevailing time, to consider and act on the following matters:

      1. The election of nine directors to serve until the next Annual Meeting of Shareholders, or until their successors are duly elected and qualified; and

      2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 3, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      A copy of the Company's Annual Report for the year ended December 31, 1999 is being mailed to shareholders together with this Notice.

      In order that your shares may be represented at the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope.

                             By Order of the Board of Directors


                             Nancy M. Snyder
                             Corporate Secretary

Radnor, Pennsylvania
March 27, 2000

                          PENN VIRGINIA CORPORATION

                           ----------------------
                               PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 2, 2000
                           ----------------------

                             GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation (the "Company") in connection with the solicitation by or on behalf of the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., prevailing time, on May 2, 2000 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Radnor Hotel, 591 East Lancaster Avenue, Lincoln Room, St. Davids, Pennsylvania 19087. This Proxy Statement and the accompanying proxy are first being mailed on or about March 27, 2000. The Company's principal executive offices are located at One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

RECORD DATE AND VOTING RIGHTS

      Only shareholders of record at the close of business on March 3, 2000 will be entitled to vote at the Annual Meeting. On that date there were outstanding 8,123,779 shares of Common Stock, par value $6.25 per share. On each matter to come before the Annual Meeting, holders of Common Stock will be entitled to one vote for each share held. The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Under Virginia law, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the election of directors. Cumulative voting rights do not exist with respect to the election of directors.

REVOCABILITY AND VOTING OF PROXY

     All shareholders, regardless of whether they expect to attend the Annual Meeting in person, are requested to vote, date, sign and promptly return the enclosed proxy in the accompanying envelope. Each shareholder has the right to revoke a proxy by filing with the Secretary of the Company a written revocation before the proxy is voted, by submitting to the Company before the taking of the vote a duly executed proxy bearing a later date or by voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.

      The three officers of the Company designated as proxies to vote shares at the Annual Meeting will vote in accordance with the instructions on the proxy card. If no specific voting instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted FOR the election of each of the nominees to the Company's Board of Directors. Management does not expect any matters other than this to be presented for action at the Annual Meeting.

PROXY SOLICITATION

     The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some officers and employees may solicit proxies personally, by telephone or by mail and will not be additionally compensated therefor.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK

      Unless otherwise indicated, the following table sets forth, as of March 3, 2000, the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                    SHARES
                                                 BENEFICIALLY    PERCENT OF
         NAME AND ADDRESS OF BENEFICIAL OWNERS    OWNED (1)       CLASS (2)
5% HOLDERS (3):
 T. Rowe Price Associates, Inc.                   1,064,100 (4)   13.10%
    100 East Pratt Street
    Baltimore, MD 21202
 Dimensional Fund Advisors Inc.                     704,300 (5)    8.67%
    299 Ocean Avenue, 11th Floor
    Santa Monica, CA 90401
 Avenir Corporation                                 580,716        7.15%
    1725 K Street, N.W., Suite 401
    Washington, DC 20006
 Investment Counselors of Maryland, Inc.            500,000        6.15%
    803 Cathedral Street
    Baltimore, MD 21201
 E.B. Leisenring, Jr.                               481,725 (6)    5.93%
    One Tower Bridge, Suite 501
    West Conshohocken, PA 19428
DIRECTORS:
 Richard A. Bachmann                                 13,156 (7)      --
 Lennox K. Black                                    265,230 (8)    3.26%
 John D. Cadigan                                     29,475 (9)      --
 A. James Dearlove                                  255,048 (10)   3.14%
 Robert Garrett                                      14,569 (11)     --
 Peter B. Lilly                                      11,281 (12)     --
 Marsha Reines Perelman                              21,756 (13)     --
 Joe T. Rye                                          12,616 (14)     --
 John A. H. Shober                                  205,838 (15)   2.53%
EXECUTIVE OFFICERS:
 Keith D. Horton                                    156,877 (16)   1.93%
 James O. Idiaquez                                   26,000 (17)     --
 Nancy M. Snyder                                     11,577 (18)     --
 Steven W. Tholen                                   161,107 (19)   1.98%
 All directors and executive officers as a group 1,184,530 (20) 14.58% (14 persons)

(1) Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 2, 2000. Shares held by executive officers in deferred compensation and ESOP accounts are as of September 30, 1999.

(2) Based on 8,123,779 shares of Common Stock issued and outstanding on March 3, 2000. Unless otherwise indicated, beneficial ownership is less than 1% of the Company's Common Stock.

(3) All such information is based on information furnished to the Company by the respective shareholders or contained in filings submitted to the Securities and Exchange Commission (the "SEC") such as Schedules 13D and 13G.

(4) These shares are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 500,000 shares, representing 6.15% of the shares outstanding), to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (collectively, the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of the Company owned by the Portfolios. Dimensional disclaims beneficial ownership of such securities.

(6) Includes 58,446 shares held by Mr. Leisenring; 20,200 shares held by Mr. Leisenring's spouse; 7,200 shares held by a trust of which Mr. Leisenring is the beneficiary; 212,879 shares held by three trusts of which Mr. Leisenring is co-trustee with First Union National Bank and with respect to which he shares voting and investment power; 6,000 shares held by a trust of which Mr. Leisenring is co-trustee with Mellon Bank and with respect to which he shares voting and investment power; and 177,000 shares held by Wentz Holding Corporation ("Wentz"), of which Mr. Leisenring is a director. Mr. Leisenring expressly disclaims beneficial ownership of the shares held by Wentz.

(7) Includes options to purchase 10,400 shares.

(8) Includes options to purchase 200,800 shares and 2,000 shares held by Mr. Black's spouse.

(9) Includes options to purchase 10,800 shares; 1,400 shares held in Mr. Cadigan's Keogh account; 2,000 shares owned by Cadigan Corp. (of which Mr. Cadigan is an officer and director); 10,475 shares owned by a trust (of which Mr. Cadigan is the trustee); and a total of 500 shares held in two separate accounts with respect to which Mr. Cadigan shares voting or investment power.

(10) Includes options to purchase 228,600 shares; 4,639 shares held in Mr. Dearlove's deferred compensation account; and 9,899 shares held in Mr. Dearlove's ESOP account.

(11) Includes options to purchase 10,400 shares.

(12) Includes options to purchase 10,000 shares.

(13) Includes options to purchase 10,200 shares.

(14) Includes options to purchase 10,400 shares.

(15) Includes options to purchase 10,800 shares and 177,000 shares owned by Wentz Holding Corporation, of which Mr. Shober is a director.

(16) Includes options to purchase 107,000 shares; options to purchase 36,000 shares held by Mr. Horton's spouse; 1,597 shares held in Mr. Horton's deferred compensation account; 1,368 shares held in his spouse's deferred compensation account; 6,145 shares held in Mr. Horton's ESOP account; and 4,767 shares held in his spouse's ESOP account.

(17) Includes options to purchase 23,000 shares.

(18) Includes options to purchase 10,000 shares; 798 shares held in Ms. Snyder's deferred compensation account; and 329 shares held in Ms. Snyder's ESOP account.

(19) Includes options to purchase 136,000 shares; and 1,907 shares held in Mr. Tholen's ESOP account.

(20) Includes options to purchase 808,400 shares; 8,402 shares in the deferred compensation accounts of executive officers; and 23,047 shares in the ESOP accounts of executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to the Company. The Company believes that all such filings were made on a timely basis in 1999.

                            ELECTION OF DIRECTORS

      Nine directors will be elected at the Annual Meeting, all of whom are current directors of the Company. The nine directors nominated by the Board for election at the 2000 Annual Meeting are: Richard A. Bachmann, Lennox K. Black, John D. Cadigan, A. James Dearlove, Robert Garrett, Peter B. Lilly, Marsha Reines Perelman, Joe T. Rye and John A. H. Shober. Frederick C. Witsell, Jr., a director since 1972, retired from the Board in February 2000. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will, if practicable, designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.

               THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS
                 VOTE FOR THE ELECTION OF THE NINE NOMINEES.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR

      Following is information regarding the age, positions held with the Company, business experience during at least the past five years and other directorships held by each nominee for director.

   AGE, POSITION WITH THE COMPANY, BUSINESS EXPERIENCE           DIRECTOR
DURING AT LEAST THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS        SINCE

RICHARD A. BACHMANN, age 55                                   1997(3)(4)(6)
President and Chief Executive Officer of Energy Partners,
Ltd., oil and gas exploration and production (Jan. 1997 to date); President and Chief Operating Officer (Oct. 1995 to
Jan. 1997) and Executive Vice President - Finance and
Administration (May 1989 to Oct. 1995) of Louisiana Land and
Exploration Company. Director of Energy Partners, Ltd. and
Superior Energy Services, Inc.

LENNOX K. BLACK, age 70                                       1984(1)
Chairman of the Company's Board of Directors (1992 to Mar.
2000); Chief Executive Officer of the Company (April 1992 to
May 1996); Chief Executive Officer of Teleflex Incorporated, manufacturer of automotive, marine, industrial, aerospace and medical products to markets worldwide (1971 to 1995).
Chairman of Teleflex Incorporated and director of Quaker
Chemical Corporation, The Pep Boys-Manny, Moe & Jack and
FlexSite, Inc.

JOHN D. CADIGAN, age 59                                       1987(1)(6)
President of Rio Petrol, Inc., oil and gas investments (1984 to Apr. 1999); Vice President of Campbell Investment
Company, investments (1976 to Apr. 1999); President of
Cadigan Corp., oil and gas, investments (1980 to date).
Director of Cadigan Corp. and Joshua Green Corporation.

A. JAMES DEARLOVE, age 52                                     1996(1)
President and Chief Executive Officer of the Company (May
1996 to date); President and Chief Operating Officer of the Company (1994 to May 1996); Senior Vice President of the
Company (1992 to 1994). Director of Powell River Project,
National Council of Coal Lessors and Safe Harbor of West
Chester.

ROBERT GARRETT, age 63                                        1997(2)(3)(7)
Chairman of the Company's Board of Directors (Mar. 2000 to date); President of AdMedia Partners, Inc., investment banking firm serving media and advertising businesses (1990 to date); President of Robert Garrett & Sons, Inc., venture investing and financial advisory company (1986 to date).
Chairman of the Board of Southeast Publishing Ventures, Inc.
and director of Mickelberry Communications, Inc.


   AGE, POSITION WITH THE COMPANY, BUSINESS EXPERIENCE          DIRECTOR
DURING AT LEAST THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS      SINCE

PETER B. LILLY, age 51                                        1999(5)(7)
President and Chief Executive Officer, Vulcan Coal Holdings,
LLC, natural resource investments (1998 to date); President and Chief Operating Officer (1995 to 1998) and Executive
Vice President (1994 to 1995) of Peabody Holding Company,
Inc., coal operations; President of Eastern Associated Coal
Corporation (1991 to 1994). Director of Vulcan Coal
Holdings, Inc. and Imtek Corp.

MARSHA REINES PERELMAN, age 49                                1998(5)(6)
Founder and Chief Executive Officer of Woodforde Management,
Inc., holding company (1993 to date); President and Chief
Executive Officer of the Philadelphia Zoo (1991 to 1992);
founder and President of Clearfield Ohio Holdings, Inc., energy company, (1983 to 1990); founder and Vice President of Clearfield Energy, Inc., energy company (1983 to 1990).

JOE T. RYE, age 61                                            1997(4)(5)(6)
President of Joe T. Rye, P.C., business consulting (1992 to date) and a rancher (1979 to date); President and Chief
Executive Officer of Universal Seismic Associates, Inc., oil and gas exploration and production and seismic acquisition and processing (Nov. 1997 to date); Senior Vice President and Chief Financial Officer of Seagull Energy Corporation
(1982 to 1992).

JOHN A. H. SHOBER, age 66                                    1978(2)(3)(4)(7)
Vice Chairman of the Company's Board of Directors (April
1992 to 1996). Director of Anker Coal Group, Inc., Air Gas,
Inc., Hercules, Inc., C & D Technologies, Inc., Eisenhower
Exchange Fellowships, Ensign Bickford Industries, Inc.,
First Reserve Corporation and MIBRA GmbH.

(1) Member of the Executive Committee.
(2) Member of the Compensation and Benefits Committee until May 1999
(3) Member of the Compensation and Benefits Committee since May 1999.
(4) Member of the Audit Committee until May 1999.
(5) Member of the Audit Committee since May 1999.
(6) Member of the Oil and Gas Committee.
(7) Member of the Coal Committee.


ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors held six meetings in 1999. The Board has five committees consisting of the Executive Committee, the Compensation and Benefits Committee, the Audit Committee, the Oil and Gas Committee and the Coal Committee. The Board does not have a nominating committee. Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and committees of the Board on which he served.

      The Executive Committee, subject to certain exceptions and applicable law, has and may exercise the full power of the Board in managing the business and affairs of the Company when the Board is not in session. The Executive Committee did not meet in 1999.

       The Compensation and Benefits Committee reviews and makes recommendations to the Board of Directors regarding compensation for officers of the Company, periodically reviews the Company's and its subsidiaries' employee benefit plans and reports its recommendations to the Board of Directors. The Compensation and Benefits Committee met three times in 1999.

      The Audit Committee works with the Company's independent auditors and internal audit department to determine whether such activities are reasonably designed to assure the soundness of accounting and financial procedures. The Audit Committee annually reviews the Company's accounting policies and the objectivity of its financial reporting and considers the qualifications of the Company's independent auditors and the scope of their audit and makes recommendations to the Board as to their selection. The Audit Committee met three times in 1999.

      The Oil and Gas Committee reviews and assesses certain management proposed oil and gas acquisitions and, following completion of the Company's due diligence, recommends to the Board whether such acquisition should be consummated. The Oil and Gas Committee met once in 1999.

     The Coal Committee reviews and assesses certain management proposed coal acquisitions and, following completion of the Company's due diligence, recommends to the Board whether such acquisition should be consummated. The Coal Committee met once in 1999.

COMPENSATION OF DIRECTORS

      Each non-employee director, other than the Chairman of the Board, receives 1,000 shares of the Company's Common Stock on the Annual Meeting date and quarterly payments of $2,500 each paid, at the director's option, in cash or shares of the Company's Common Stock. Directors appointed between Annual Meeting dates will receive a pro rata portion of shares and cash. Each non-employee director, other than the Chairman of the Board, also receives $1,000 for each Board of Directors and committee meeting he attends paid, at his option, in cash or the Company's Common Stock. Committee Chairmen receive an additional $250 of cash or stock for each meeting they chair.

      The Chairman of the Board receives 1,000 shares of the of the Company's Common Stock on the Annual Meeting date and monthly cash payments of $5,000 each. He does not receive meeting fees.

      Under the 1995 Directors' Stock Option Plan, each director, including the Chairman of the Board, is granted an option to purchase 10,000 shares of the Company's Common Stock upon appointment to the Board and on the first business day of each year receives an option to purchase 200 additional shares of the Company's Common Stock.

      In January 1999, Mr. Black received the last of a series of monthly payments of $5,103 each for consulting fees and car allowance.


                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation paid by the Company during each of the years 1999, 1998 and 1997 for services rendered in all capacities to the Chief Executive Officer and the four other most highly compensated executive officers whose compensation exceeded $100,000 in 1999.

                         SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION     LONG-TERM
                                               OTHER   COMPENSATION
                                               ANNUAL  SECURITIES   ALL OTHER
                                               COMPEN- UNDERLYING   COMPEN-
     NAME AND                   SALARY  BONUS  SATION  OPTIONS      SATION
 PRINCIPAL POSITION      YEAR   ($)      ($)   ($)(1)  (#) (2)       ($)

A. James Dearlove        1999  280,000  80,000          6,200 (2)  13,579 (3)
President and Chief      1998  270,000  60,000            200 (2)  13,124
Executive Officer        1997  260,000  75,000         40,000      14,254

Steven W. Tholen         1999  180,000  50,000          6,000      13,270 (4)
Vice President and Chief 1998  170,000  35,000              0      14,371
Financial Officer        1997  160,000  50,000         40,000      14,304

Keith D. Horton          1999  170,000  60,000          6,000      13,299 (5)
Vice President --        1998  140,000  30,000              0      15,138
Eastern Operations       1997  130,000  35,000         30,000      13,830

James O. Idiaquez        1999  155,000  60,000          3,000       2,848 (6)
Vice President --        1998   30,000   5,000         20,000         116
Corporate Development(7)

Nancy M. Snyder          1999  107,673  30,000          5,000      11,800 (8)
General Counsel and      1998   73,607  10,000          5,000       3,236
Corporate Secretary (9)  1997    8,750       0              0           0

(1) No named executive officer received perquisites or other personal benefits, securities or other property which, in the aggregate, exceeded ten percent of such executive's total annual salary and bonus.

(2) 200 of these options were granted under the Company's 1995 Directors' Stock Option Plan.

(3) Includes Company contributions to Mr. Dearlove's deferred compensation accounts, ESOP account and life insurance premiums of $4,000, $8,301 and $1,278, respectively.

(4) Includes Company contributions to Mr. Tholen's deferred compensation accounts, ESOP account and life insurance premiums of $4,000, $8,469 and $801, respectively.

(5) Includes Company contributions to Mr. Horton's deferred compensation accounts, ESOP account and life insurance premiums of $4,000, $8,507 and $792, respectively.

(6) Includes Company contributions to Mr. Idiaquez's ESOP account and life insurance premiums of $1,996 and $852, respectively.

(7) Mr. Idiaquez joined the Company in October 1998.

(8) Includes Company contributions to Ms. Snyder's deferred compensation accounts, ESOP account and life insurance premiums of $4,000, $7,381 and $419, respectively.

(9) Ms. Snyder joined the Company in September 1997.


     The following two tables set forth certain information regarding options granted and exercised under the Company's 1999 Employee Stock Incentive Plan, 1994 Stock Option Plan and 1995 Directors' Stock Option Plan during 1999 to each of the executives named in the Summary Compensation Table.

                INDIVIDUAL OPTION GRANTS IN FISCAL YEAR 1999

                   NUMBER OF  PERCENT OF
                   SECURITIES TOTAL
                   UNDERLYING OPTIONS
                   OPTIONS    GRANTED TO  EXERCISE                 GRANT DATE
                   GRANTED    EMPLOYEES   PRICE                    PRESENT
     NAME          (#)        IN 1999(1)  ($/SH)  EXPIRATION DATE  VALUE (2)
A. James Dearlove   6,200     7.75% (3)  $20.375  January 27, 2009 $37,454
Steven W. Tholen    6,000     7.75%       20.375  January 27, 2009  36,300
Keith D. Horton     6,000     7.75%       20.375  January 27, 2009  36,300
James O. Idiaquez   3,000     3.75%       20.375  January 27, 2009  18,150
Nancy M. Snyder     5,000     6.25%       20.375  January 27, 2009  30,250

(1) Options to purchase a total of 80,000 shares of Common Stock were granted to employees during the Company's fiscal year ended December 31, 1999. These options vest one year after date of grant.

(2) The Black-Scholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the options. The assumptions used in this model are the volatility of the Company's stock price, an estimate of the risk-free interest rate and expected dividend yield. For purposes of this model, a 38.6% volatility factor, a 4.8% risk-free interest rate and a 4.4% expected dividend rate were used. No adjustments were made for non-transferability or for risk of forfeiture of the stock options. This model assumes all of the options are exercised by the eighth year. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(3) Of these options, 200 were granted under the 1995 Directors' Stock Option Plan and, therefore, were not included in the calculation of percent of total options granted to employees. The expiration date of these 200 options is January 4, 2009 and the exercise price per share of these 200 options is $18.75.

           AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                  AND FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                  SHARES          UNDERLYING UNEXERCISED IN-THE-MONEY-OPTIONS
                  ACQUIRED VALUE  OPTIONS AT YEAR-END    AT YEAR-END (1)
                  ON       REAL-  EXER-    UNEXER-       EXER-     UNEXER-
NAME              EXERCISE IZED   CISABLE  CISABLE       CISABLE   CISABLE
A. James Dearlove     0     $0    222,400   6,200        $44,375     $0
Steven W. Tholen      0     $0    130,000   6,000        $21,875     $0
Keith D. Horton       0     $0    101,000   6,000        $18,438     $0
James O. Idiaquez     0     $0     20,000   3,000        $     0     $0
Nancy M. Snyder       0     $0      5,000   5,000        $     0     $0

  (1) Values are calculated by multiplying the amount by which the market value per share of the Company's Common Stock exceeded the option exercise price per share at December 31, 1999 times the number of shares underlying the option.


CHANGE-IN-CONTROL ARRANGEMENTS

      GENERAL SEVERANCE POLICY. Under the Company's severance policy, all officers whose employment is terminated following a change in control (as defined in the policy) of the Company will receive certain payments according to a formula based on the officer's salary, length of service with the Company and age. The maximum amount payable to an officer under the policy is 250 percent of such officer's then-current annual salary. The following table indicates amounts payable to the executives named in the Summary Compensation Table.

                           NUMBER OF MONTHS  AMOUNTS PAYABLE

A. James Dearlove               27.00          $630,000
Steven W. Tholen                15.00          $225,000
Keith D. Horton                 18.75          $265,625
James O. Idiaquez               15.75          $203,437
Nancy M. Snyder                 13.12          $123,593

JAMES O. IDIAQUEZ EMPLOYMENT AGREEMENT

     The Company and James O. Idiaquez are parties to an Employment Agreement (the "Agreement") dated October 15, 1998 pursuant to which Mr. Idiaquez serves as Vice President - Corporate Development of the Company. The Agreement renews automatically at the end of successive one-year terms unless either party gives the other a termination notice three months prior to the end of the then current term. The Agreement provides for annual salary, an annual bonus determined in accordance with Company policy and the same benefits afforded to other executive officers of the Company. If the Company terminates Mr. Idiaquez's employment without cause and not in connection with a change in control prior to October 14, 2001, Mr. Idiaquez will receive a lump sum severance payment equal to the amount of salary payable to Mr. Idiaquez under the Agreement through October 29, 2001. If termination occurs prior to October 14, 2001 in connection with a change in control, Mr. Idiaquez will receive the greater of the amount of severance due under the Agreement or the amount then payable under the Company's general severance policy.

                 COMPENSATION AND BENEFITS COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

      THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION AND BENEFITS COMMITTEE AND THE PERFORMANCE GRAPH THAT IMMEDIATELY FOLLOWS SUCH REPORT SHALL NOT BE DEEMED PROXY SOLICITATION MATERIAL, SHALL NOT BE DEEMED FILED WITH THE SEC UNDER THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED AND SHALL NOT OTHERWISE BE SUBJECT TO THE LIABILITIES OF
SECTION 18 OF THE EXCHANGE ACT.

      Under the rules established by the SEC, the Company is required to provide certain information about the compensation and benefits of the Company's executive officers including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. The disclosure requirements for these officers include the use of specified tables and a report of the Company's Compensation Committee reviewing the factors that resulted in compensation decisions affecting these officers and the Company's other executive officers. The Compensation Committee of the Board of Directors has furnished the following report in fulfillment of the SEC's requirements. No members of the Compensation Committee are current officers of the Company or have other interlocking relationships as defined by the SEC. Mr. Shober formerly served as President and Chief Executive Officer or Chief Operating Officer of the Company during the period from 1978 to 1992.


      COMPENSATION PHILOSOPHY. The Company's executive compensation program consists of base salary, annual bonus and long-term stock incentives. The Company believes its compensation program provides levels of compensation which are competitive with those of industry peers. The Company also believes its program serves to attract, reward, motivate and retain key personnel.

      BASE SALARY. Individual base salaries of executive officers other than the Chief Executive Officer are recommended by the Chief Executive Officer and reviewed by the Committee annually. Salaries are determined based on an evaluation of each executive officer's attainment of certain job-specific goals and contributions to overall corporate performance. The Committee assigns significant weight to Mr. Dearlove's evaluations and recommendations concerning base salaries of the Company's other executives.

      INCENTIVE BONUS. The Committee considers on an annual basis whether to pay cash bonuses to some or all executives. Whether an executive receives a cash bonus and, if so, the amount of the bonus are based on two criteria: the Company's attainment of certain predetermined quantitative financial measures and levels of production, which the Company believes together reflect operational return on investment, and an analysis of the executive's level of attainment of certain job-specific goals.

      STOCK INCENTIVES. The Committee also considers on an annual basis whether to award stock options or shares of restricted stock to some or all executives under the Company's 1999 Employee Stock Incentive Plan. Stock awards are based on the same criteria used to determine annual cash bonuses.

      CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Dearlove's compensation was based on the same financial and other criteria used to determine the salaries of the Company's other executive officers. Specifically considered were the expansion of the Company's oil and gas business outside of Appalachia and the growth of the Company's coal land management business through the acquisition of significant coal reserves and the construction of certain strategic infrastructure.

      SUMMARY. The Company's compensation strategy is to provide total compensation commensurate with the achievement of specific financial, operational and strategic objectives. The Committee believes the design of the Company's compensation program is conducive to the Company's attracting and retaining a quality management team and that it provides the members of that team with the incentive to maximize the Company's long term operational performance.

     SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to publicly held companies for compensation of more than $1 million paid to a company's chief executive officer or any executive officer named in its Summary Compensation Table. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of the Chief Executive Officer and the other executives named in the Summary Compensation Table for 1999; however,
Section 162(m) will not preclude the Compensation Committee from awarding compensation in excess of $1 million if the Compensation Committee determines that such compensation is warranted in the future.

                       COMPENSATION AND BENEFITS COMMITTEE


                       Robert Garrett
                       Richard A. Bachmann
                       John A. H. Shober

                              PERFORMANCE GRAPH

The following graph compares the Company's five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor's Oil and Gas Exploration & Production 600 Index, the Dow Jones Coal Index, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Industrials Index. There are six companies in the Standard & Poor's Oil and Gas Exploration & Production 600 Index: Anadarko Petroleum Corporation, Burlington Resources, Inc., Kerr-McGee Corporation, Apache Corporation, Unocal Corp. and Union Pacific Resources Group Inc. The Dow Jones Coal Index includes Arch Coal, Inc. and Consol Energy Inc. The graph assumes $100 is invested on January 1, 1995 in Penn Virginia Corporation and each index at December 31, 1994 closing prices.

The Company intends to exclude the Standard and Poor's Industrials Index from future performance graphs and add the Standard and Poor's SmallCap 600 Index. The Company believes that the Standard and Poor's SmallCap 600 Index is comprised of companies more similar in market capitalization and, therefore, more representative of the Company than those included in the Standard and Poor's Industrials Index.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
PENN VIRGINIA, S&P EXPLORATION & PRODUCTION 600 INDEX, DOW JONES COAL INDEX,
              S&P SMALLCAP 600 INDEX AND S&P INDUSTRIALS INDEX

                                   1994 1995 1996 1997 1998 1999

Penn Virginia Corporation          100  108  165  216  139  133
S&P Oil & Gas
Exploration & Production 600 Index 100  118  156  143   97  116
Dow Jones Coal Index               100  106  115   99   82   52
S&P SmallCap 600 Index             100  130  158  198  195  220
S&P Industrials Index              100  134  167  216  289  363


                         EMPLOYEES' RETIREMENT PLAN

       As of June 30, 1996, the Company froze benefits under its noncontributory defined benefit pension plan at which time each participating employee was granted a nonforfeitable right to 100 percent of his accrued benefit. In general, the pension plan provides for payment of annual retirement benefits to eligible employees who retire at age 65. The amount of the pension payment is based on a career average benefit formula, which takes into account years of service and annual earnings of the employee. The pension plan also provides for deferred retirement benefits for disabled employees, reduced benefits for early retirement and additional accruals for years of service beyond age 65 prior to June 30, 1996.

      The following table shows the estimated annual pension benefits payable to employees of the Company, upon retirement at age 65, in various remuneration and years-of-service classifications, assuming the election of a pension benefit payable as a life annuity with five years certain. The table is representative of an employee who is currently age 65. Benefit amounts set forth in the table are not presently subject to any deduction for Social Security benefits or other offset amounts.

                    ESTIMATED ANNUAL RETIREMENT BENEFITS

  ANNUAL                    YEARS OF SERVICE
COMPENSATION          15            20            25

$125,000           $23,375       $32,500       $40,625
$150,000           $29,250       $39,000       $48,750
$175,000(1)        $31,200       $41,600       $52,000
$200,000(1)        $31,200       $41,600       $52,000
$225,000(1)        $31,200       $41,600       $52,000
$250,000(1)        $31,200       $41,600       $52,000
$275,000(1)        $31,200       $41,600       $52,000

  (1) Beginning in 1989, the Code restricted the amount of annual compensation which may be considered in the computation of benefits payable from a qualified pension plan. The 1996 compensation limit was $150,000. Benefit accruals ceased as of June 30, 1996.

      Separate Code Section 415 restrictions limit the annual benefit payable to $130,000 in 1998 and to $135,000 in 1999.

      Credited years of service under the pension plan prior to benefits having been frozen for Messrs. Dearlove, Tholen and Horton are 19, 1 and 16, respectively.


                                MISCELLANEOUS

INDEPENDENT ACCOUNTANTS

      Upon recommendation of the Audit Committee, the Company has reappointed Arthur Andersen LLP ("Arthur Andersen") as the independent accounting firm to audit the Company's financial statements for the fiscal year ending December 31, 2000. Representatives of Arthur Andersen will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

     The Board of Directors knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

SHAREHOLDER PROPOSALS

      Any proposal submitted by shareholders for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of the Shareholders of the Company must be received by the Company at its corporate offices in Radnor, Pennsylvania on or before November 30, 2000, and must comply in all other respects with the Company's Bylaws and applicable rules and regulations of the SEC relating to such inclusion.

      The Company's Bylaws require that to have a proposal voted upon at the 2001 Annual Meeting, the proposing shareholder must have delivered in writing to the Company, (a) timely notice of such proposal, (b) if the proposal relates to a change to the Company's Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder's status as such and of the number of shares beneficially owned by him and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them. Any shareholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

ANNUAL REPORT AND FORM 10-K

      The Company is sending a copy of its 1999 Annual Report to shareholders along with the proxy materials. The Annual Report contains a copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the SEC.

                             By Order of the Board of Directors


                             Nancy M. Snyder
                             Corporate Secretary

March 27, 2000